Exhibit 2(a)(ii)

Office of the Minnesota Secretary of State
Minnesota Cooperative |Amendment to Articles Minnesota Statutes, Chapter 308A or 308B

Read the instructions before completing this form.

Filing Fee: $55 for expedited service in-person and online filings, $35 if submitted by mail

I. Cooperative Name: (Required)

Shared Capital Cooperative, Inc.

2. The following amendments of articles or modifications to the statutory requirements regulating the above cooperative were adopted: (Insert full text of newly amended Article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE V

See attached

3 This amendment was adopted by the vote of a majority of those voting on the amendment and a duly noticed and validly held meeting of the members, after the amendment was approved by the board of directors.

This amendment has been approved pursuant to Minnesota Statutes, Chapter 308A or 308B.

4. I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath

Date

Email Address for Official Notices

Enter an email address to which the Secretary of State can forward official notices required by law and other notices:

christina@sharedcapital.coop

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List a name and daytime phone number of a person who can be contacted about this form:

Sarah Kaplan	312-469-0794
Contact Name	Phone Number

Entities that own, lease, or have any financial interest in agricultural land or land capable of being farmed must register with the MN Dept. of Agriculture’s Corporate Farm Program.

Does this entity own, lease. or have any financial interest in agricultural land or land capable of being farmed? Yes   No X

Do111es11cCoopera/il’e,·/111e11dme111Rer 7.15 2013

ATTACHMENT TO THE
AMENDMENT TO ARTICLES OF

SHARED CAPITAL COOPERATIVE, INC.

I.	ARTICLE V. (CAPITAL STOCK) of the cooperative’s articles of incorporation will be amended to read as follows:

Section 1. (Amount) The amount of authorized capital stock of the association shall be Two Hundred Million, One Hundred Thousand Dollars ($200,100,000), which shall be divided into Ten Thousand (10,000) shares of Voting Stock with a par value of Ten Dollars ($10.00) per share, Ten Million (10,000,000) shares ofNonvoting Stock with a par value of Ten Dollars ($10.00) per share; and Ten Million (10,000,000) shares of Class A Preferred Stock with a par value of Ten Dollars ($10.00) per share.

Section 2. (Voting Stock) Voting Stock may be issued for cash or promissory notes to cooperative associations, nonprofit corporations or individuals who have been approved for membership in the association by the Board of Directors. Only owners of Voting Stock are eligible to vote in the affairs of the association and voting shall be by districts or units as set forth in the bylaws. Each owner of Voting Stock is entitled to only one vote in the affairs of the association, regardless of the number of shares of Voting Stock owned. Voting by proxy shall not be allowed. If authorized by the Board of Directors, voting by mail shall be permitted. No dividends shall be paid on Voting Stock.

Section 3. (Nonvoting Stock) Nonvoting Stock may be issued to members or nonmembers for cash, promissory notes, or in payment of patronage refunds. No dividends shall be paid on Nonvoting Stock.

Section 4. (Class A Preferred Stock) Ten Million (I 0,000,000) shares of Class A Preferred Stock with a par value of Ten Dollars ($10.00) per share shall have the rights and preferences set fmth below:

(a) Dividends. At the discretion of the Board of Directors, the association may pay holders of Class A Preferred Stock an annual non-cumulative per share dividend of up to eight percent (8%) with the amount of any such dividend to be determined by the Board of Directors. Dividends on the Class A Preferred Stock shall be payable only when declared by the Board of Directors (1) out of funds legally available for the declaration of dividends,(2) in additional shares of Class A Preferred Stock or (3) in equity credits to be reflected on the books of the association. In no event shall any patronage dividend be declared to the members of the association unless the holders of the Class A Prefe1Ted Stock have received a cumulative total annual dividend of an amount at least equal to the cumulative total annual patronage dividend to be declared.

(b) Voting. Except as otherwise required by law, the holders of Class A Preferred Stock shall not be entitled to vote.

(c) Redemption Rights and Obligations.

(I) At any time following the date of issuance, a holder of Class A Prefen-ed Stock may make a written request to the association to redeem all or some portion of the Class A Preferred Stock held by such holder. Upon receipt of a redemption request, the Board of Directors may, in its sole discretion, offer to redeem such portion of the holder’s Class A Preferred Stock as the Board may determine at the price and upon the terms approved by the Board.

(2) At any time the association may elect to redeem from any or all holders of the Class A Prefe1Ted Stock all or a portion of the Class A Preferred Stock by sending written notice to the holders of the shares of Class A Preferred Stock to be redeemed, notifying them of such a redemption. The redemption price shall be calculated on a per share basis equal to the original issue price for the Class A Preferred Stock plus (i) the value of any declared but unpaid dividends and (ii) an amount equal to five percent (5%) of the original issue price per share for the Class A Preferred Stock divided by twelve (12), multiplied by the number of months elapsed in the then current fiscal year.

Section 5. (Transferability) Capital stock may be transferred in accordance with applicable law, the bylaws of the association, and subject to the consent and approval of the Board of Directors.

Section 6. (Issuance) No capital stock shall be issued for less than its par value nor until the same has been paid for in cash or its equivalent as required by the Board of Directors. Capital stock shall be non-assessable.

Section 7. (First Lien) The association shall have a first lien on all capital stock and any other equity interests or amounts standing on its books, for all indebtedness of the respective members to the association. The association shall also have the right, exercisable at the option of the Board of Directors to set off such indebtedness against the amount of such capital stock and any other equity interests or amounts standing on its books; provided, however, that nothing contained herein shall give the holder of such capital stock or other interests any right to have such set-off made. In the event the association exercises its right to set-off such indebtedness, then in the sole discretion of the Board of Directors, any sums not otherwise immediately due from the association to its member may be discounted to present value using a discount rate and time period deemed appropriate by the Board of Directors, and the present value as discounted may be set-off against the member’s debt or liability owing to the association. The association may subordinate this lien to other indebtedness secured by such capital stock and/or any other equity interests or amounts standing on its books.

2.	When this amendment takes effect, there shall be no change to the issued and outstanding shares, and additional shares shall be authorized.

Work Item 1246089800028

Original File Number COOP-4130

STATE OF MINNESOTA
OFFICE OF THE SECRETARY OF STATE

FILED

07/30/2021 11:59 PM

Steve Simon
Secretary of State

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